Exhibit 99.1

Contact: TomoTherapy Incorporated Frederick A. Robertson, CEO 608-824-2800 Stephen C. Hathaway, CFO 608-824-2800
TomoTherapy Announces Management Transitions
Hathaway to Retire in March 2009; Klein Resigns; Company Names Guse Interim Vice President of Global Sales
Madison, Wis. — August 25, 2008 — TomoTherapy Incorporated (NASDAQ: TOMO), producer of the Hi ·Art® treatment system for advanced radiation therapy, announced today that Stephen C. Hathaway, CFO, plans to retire when his employment contract expires on March 31, 2009. Hathaway announced his intention at an early date to ensure a smooth transition of TomoTherapy’s financial operations.
“We want to thank Steve for his dedicated service to the company,” said Fred Robertson, CEO. “In a little more than five years, he helped transform TomoTherapy from a small, private start up to a public company with over 725 employees and $233 million of revenue in 2007. We wish him well as he plans for his upcoming retirement.”
In addition, the company announced that Mary Elizabeth (Beth) Klein has decided to resign her position of Vice President of Global Sales, effective immediately, to pursue other opportunities. Shawn Guse, a member of TomoTherapy’s executive team, will serve as interim Vice President of Global Sales during the search for Klein’s successor.
Said Robertson, “Beth joined TomoTherapy at a critical time when it was important to penetrate new markets and improve distributor communications. We are grateful for her contributions.”
“Shawn has served as our Vice President and General Counsel for the past three years, managing a variety of significant business initiatives,” continued Robertson. “We are fortunate to have a versatile leader like Shawn to serve during this transitional period.”
Guse will continue as CEO of Compact Particle Acceleration Corporation (CPAC), TomoTherapy’s proton development entity, but he will step down as General Counsel while serving as the Vice President of Global Sales. Brenda Furlow, Associate General Counsel, will assume the interim role of Vice President and General Counsel.

Global searches that will include internal and external candidates are being launched for both the CFO and Vice President of Global Sales positions.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with radiation therapy to deliver radiation treatment with speed and precision while reducing radiation exposure to surrounding healthy tissue, which can lead to improved patient outcomes. The company’s stock is traded on the NASDAQ Global Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.

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